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                                                                  Exhibit d(vii)

                                                                       CORPORATE
                                                                        INVESTOR
                                                                 COMMUNICATIONS,
CIC                                                                         INC.
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                                                               111 Commerce Road
                                                        Carlstadt, NJ 07072-2586
                                September 22, 1997                (201) 896-1900
                                                              (201) 804-8017 Fax

Cigna High Income Shares
S210 900 Cottage Grove Road
Bloomfield, Connecticut 06002
Attn.:   Mr. Alfred Bingham, III
         Vice President and Treasurer

                             RE: CONTRACT AGREEMENT

Dear Mr. Bingham:

This agreement will confirm that Corporate Investor Communications, Inc. has been retained to act as information agent in connection with the upcoming rights offer to the shareholders of Cigna High Income Shares. As information agent, CIC will conduct a broker/nominee inquiry to ascertain the number of beneficial owners, provide for the distribution of the offering documents to the reorganization departments of each institution and forward additional materials as requested. CIC will respond to the volume of shareholder inquiries regarding the terms of the offer and proper execution of the documents and will monitor the response rate for the duration of the offer. CIC can, if requested, pro-actively contact registered shareholders and non-objecting beneficial owners (NOBOs) to help promote a high level of participation.

Our fee to act as information agent based on a distribution of 22,000 sets of offering documents and the duration of the offer will be $14,500. Our fees for contacting NOBOs and registered holders, if requested, will include a unit fee of $2.75 per holder contacted, a $300 set-up fee and out-of-pocket expenses related to telephone number lookups. CIC will be reimbursed for all reasonable out-of-pocket disbursements including postage, telephone and courier charges, data transmissions and other expenses approved by your company. A retainer in the amount of $7,250 is required to cover initial expenses and will be credited to your final service charges.

The company above hereby agrees to indemnify Corporate Investor Communications, Inc.'s officers and employees against any and all losses, claims and expenses incurred by CIC in conjunction with the services provided except to the extent any such loss, claim or expense is the result of the negligence of any CIC officer or employee. Reimbursement will be made to indemnified persons at the time such loss, claim or expense is incurred. The company shall not be responsible for any losses, claims and expenses incurred by CIC which result from CIC's negligence or willful misconduct.

  Please forward an executed agreement to our office and retain the other copy.
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  CIGNA HIGH INCOME SHARES       CORPORATE INVESTOR COMMUNICATIONS, INC.

SIGNED: see over for signature   SIGNED: /s/ Virginia Porcaro
       ------------------------         ----------------------------------------
NAME:                            NAME:   Virginia Porcaro
       ------------------------         ----------------------------------------
TITLE                            TITLE: Vice President, Corporate Services Group
      -------------------------         ----------------------------------------
DATE:   October 9, 1997          DATE:  September 22, 1997
      -------------------------         ----------------------------------------

PROXY SOLICITATION - MARKET SURVEILLANCE - INFORMATION AGENT - SHAREHOLDER COMMUNICATIONS


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Copies of the Master Trust Agreement establishing the Trust are on file with the
Secretary of the Commonwealth of Massachusetts, and notice is hereby given that this document is executed on behalf of the Trust by an officer of the Trust as an officer of the Trust and not individually and that any obligations of or arising out of this document are not binding upon any of the Trustees, officers, shareholders, employees or agents of the Trust individually, but are binding only upon the assets and property of the Trust.


CIGNA HIGH INCOME SHARES



By:    /s/ Jeffrey S. Winer
       -----------------------------------
        Jeffrey S. Winer
        Its:  Vice President and Secretary